Exhibit 99

FOR IMMEDIATE RELEASE:

VIRGINIA COMMERCE BANCORP RECEIVES PRELIMINARY APPROVAL FOR $71 MILLION
UNDER TREASURY CAPITAL PURCHASE PROGRAM

ARLINGTON, Va. Wednesday, November 26, 2008.  Virginia Commerce Bancorp, Inc. (the “Company”),  (Nasdaq: VCBI), the parent company of Virginia Commerce Bank, today announced that it has received preliminary approval of its application for a $71 million investment by the United States Department of the Treasury under its Capital Purchase Program (the “Program”).

Under the Program, the Company would issue up to $71 million of preferred stock and warrants to purchase approximately $10.65 million of Company common stock to the Treasury. The additional capital will increase the company’s total risk-based capital ratio to 14.58%, compared to 11.59% as of September 30, 2008.

“While we are well-capitalized beyond regulatory guidelines, the additional capital provided by the Treasury’s Capital Purchase Program will further strengthen our position and allow us to provide much needed credit to businesses and consumers throughout our market,” said Peter A. Converse, Chief Executive Officer of the Company.

The non-voting senior preferred shares to be issued to the Treasury will pay a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed. Participation in the Program is subject to the Treasury Department’s standard terms and conditions, and the sale of preferred shares and warrants is subject to the completion and review of necessary documentation. Although the Company currently intends to participate in the Program, it will continue to monitor and evaluate any additional governmental requirements that may diminish the value of, or unduly burden, participation in the Program.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-six branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area. For more information, visit: www.virginiacommercebank.com.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors the Company’s ability to successfully integrate the operations of Fidelity & Trust  and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.